Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q4 and FY 2021 Results

Full Year Highlights

•	Net revenues increased +8.0% driven by Organic Net Revenue[1] growth of +5.2%, favorable currency and acquisitions
•	Diluted EPS was $3.04, up +23.1%; Adjusted EPS[1] was $2.87, up +9.0% on a constant-currency basis
•	Cash provided by operating activities was $4.1 billion, an increase of +$0.2 billion versus prior year; Free Cash Flow[1] was $3.2 billion, an increase of +$0.1 billion
•	Return of capital to shareholders was $3.9 billion

Fourth Quarter Highlights

•	Net revenues increased +4.9% primarily driven by Organic Net Revenue growth of +5.4%
•	Diluted EPS was $0.71, down -11.3%; Adjusted EPS was $0.71, up +9.1% on a constant-currency basis
•	Return of capital to shareholders was $0.8 billion

CHICAGO, Ill. – January 27, 2022 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its fourth quarter 2021 results.

“2021 marked another year of strong top and bottom-line results despite a challenging macro environment,” said Dirk Van de Put, Chairman and Chief Executive Officer. “We continued to execute well against our strategic growth initiatives with volume-led topline growth, strong profitability, increased investments in brands and capabilities, and strong free cash flow generation. We further strengthened our portfolio with the addition of several growth accretive acquisitions, which increase our exposure to broader snacking categories and expanding profit pools. I am proud of the way our colleagues continue to respond to challenging operating conditions by maintaining focus on delivering great products for our consumers and customers, while advancing against our ESG goals. We are confident that our brands, strategy and focus on execution position us well to successfully navigate near-term volatility; to profitably deliver against a clear set of sizable growth opportunities; and to achieve our long-term financial targets in 2022 and beyond.”

Net Revenue

$ in millions	Reported Net Revenues			Organic Net Revenue Growth
	Q4 2021	% Chg vs PY		Q4 2021	Vol/Mix		Pricing
Quarter 4
Latin America	$708	12.4%		19.7%	4.6 pp		15.1 pp
Asia, Middle East & Africa	1,639	7.1		5.8	4.6 pp		1.2
Europe	3,121	5.5		6.5	4.6 pp		1.9
North America	2,190	0.6		(0.3)	(1.2)pp		0.9

Mondelēz International	$7,658	4.9%		5.4%	2.8 pp		2.6 pp

Emerging Markets	$2,692	8.8%		11.1%	5.8 pp		5.3 pp
Developed Markets	$4,966	2.9%		2.5%	1.3 pp		1.2 pp

Full Year 2021	FY 2021			FY 2021
Latin America	$2,797	12.9%		20.4%	6.8 pp		13.6 pp
Asia, Middle East & Africa	6,465	12.6		7.3	5.3 pp		2.0
Europe	11,156	9.3		5.0	3.6 pp		1.4
North America	8,302	1.8		(0.6)%	(1.6)pp		1.0

Mondelēz International	$28,720	8.0%		5.2%	2.6 pp		2.6 pp

Emerging Markets	$10,132	11.4%		12.2%	6.6 pp		5.6 pp
Developed Markets	$18,588	6.3%		1.6%	0.6 pp		1.0 pp
Operating Income and Diluted EPS
$ in millions, except per share data	Reported			Adjusted
	Q4 2021	vs PY (Rpt Fx)		Q4 2021	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$2,833	(1.4)%		$2,845	(0.5)%		0.7%
Gross Profit Margin	37.0%	(2.4	)pp	37.2%	(2.0	)pp
Operating Income	$1,204	4.8%		$1,175	(1.1)%		(0.2)%
Operating Income Margin	15.7%	—	pp	15.4%	(0.9	)pp
Net Earnings [2]	$1,003	(13.2)%		$1,004	5.4%		6.8%
Diluted EPS	$0.71	(11.3)%		$0.71	7.6%		9.1%

Full Year 2021	FY 2021			FY 2021
Gross Profit	$11,254	7.7%		$11,106	5.6%		3.6%
Gross Profit Margin	39.2%	(0.1	)pp	38.7%	(0.9	)pp
Operating Income	$4,653	20.8%		$4,775	8.5%		5.8%
Operating Income Margin	16.2%	1.7	pp	16.6%	—	pp
Net Earnings	$4,300	21.0%		$4,058	9.9%		6.7%
Diluted EPS	$3.04	23.1%		$2.87	12.1%		9.0%

Full Year Commentary

•

Net revenues increased 8.0 percent driven by Organic Net Revenue growth of 5.2 percent, favorable currency, and incremental sales from the company’s acquisitions of Give & Go, Hu, Grenade and Gourmet Food. Volume and pricing drove Organic Net Revenue growth.

•

Gross profit increased $808 million, while gross profit margin decreased 10 basis points to 39.2 percent primarily driven by the decrease in Adjusted Gross Profit[1] margin, partially offset by higher mark-to-market gains from derivatives. Adjusted Gross Profit increased $376 million at constant currency, while Adjusted Gross Profit margin decreased 90 basis points to 38.7 percent due to higher raw material and transportation costs and unfavorable mix, partially offset by pricing, manufacturing productivity and volume leverage.

•

Operating income increased $800 million and operating income margin was 16.2 percent, up 170 basis points primarily due to higher mark-to-market gains from derivatives, lower intangible asset impairment charges and lower restructuring charges. Adjusted Operating Income[1] increased $256 million at constant currency, with no change to Adjusted Operating Income margin at 16.6 percent, with input cost inflation and unfavorable mix offset by pricing and SG&A leverage.

•

Diluted EPS was $3.04, up 23.1 percent, primarily due to an increase in Adjusted EPS, lapping prior-year costs associated with the JDE Peet’s transaction, favorable year-over-year mark-to-market impacts from currency and commodity derivatives and lower intangible asset impairment charges, partially offset by a lower gain on equity method investment transactions and higher initial impacts from enacted tax law changes.

•

Adjusted EPS was $2.87, up 9.0 percent on a constant-currency basis driven by operating gains, fewer shares outstanding, higher earnings from equity method investments and lower interest expense, partially offset by higher taxes.

•	Capital Return: The company returned $3.9 billion to shareholders in cash dividends and share repurchases.

Fourth Quarter Commentary

•

Net revenues increased 4.9 percent driven by Organic Net Revenue growth of 5.4 percent and incremental sales from the company’s acquisitions of Hu, Grenade and Gourmet Food, partially offset by unfavorable currency. Volume and pricing drove Organic Net Revenue growth.

•

Gross profit decreased $39 million, while gross profit margin decreased 240 basis points to 37.0 percent primarily driven by the decrease in Adjusted Gross Profit margin and lower mark-to-market gains from derivatives. Adjusted Gross Profit increased $21 million at constant currency, while Adjusted Gross Profit margin decreased 200 basis points to 37.2 percent due to higher raw material and transportation costs and unfavorable mix, partially offset by pricing, manufacturing productivity and volume leverage.

•

Operating income increased $55 million with no change to operating income margin at 15.7 percent, as lower restructuring charges were offset by lower Adjusted Operating Income margin, lower mark-to-market gains from derivatives, divestiture-related costs and lapping prior-year benefit from the resolution of tax matters. Adjusted Operating Income decreased $2 million at constant currency, and Adjusted Operating Income margin decreased 90 basis points to 15.4 percent due to higher raw material and transportation costs and unfavorable mix, partially offset primarily by pricing, manufacturing productivity and SG&A leverage.

•

Diluted EPS was $0.71, down 11.3 percent, primarily due to lapping prior-year gain on equity method investment transactions, unfavorable year-over-year mark-to-market impacts from currency and commodity derivatives and lapping prior-year benefit from resolution of tax matters, partially offset by prior-year loss on debt extinguishment and related expenses and higher restructuring costs.

•	Adjusted EPS was $0.71, up 9.1 percent on a constant-currency basis driven by lower taxes, fewer shares outstanding and higher earnings from equity method investments.

•	Capital Return: The company returned $0.8 billion to shareholders in cash dividends and share repurchases.

2022 Outlook

Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

For 2022, the company expects performance in line with its long-term growth algorithm of 3+ percent Organic Net Revenue growth, high single-digit Adjusted EPS growth on a constant currency basis and Free Cash Flow of $3+ billion. The company estimates currency translation would decrease 2022 net revenue growth by approximately 2.5 percent3 with a negative $0.08 impact to Adjusted EPS3.

Outlook is provided in the context of greater than usual volatility as a result of COVID-19.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2021 net revenues of approximately $29 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.

3.	Currency estimate is based on published rates from XE.com on January 20, 2022.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “estimate,” “target,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: volatility resulting from the COVID-19 pandemic and related impacts; the company’s future performance, including its future revenue growth, profitability, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; the company’s strategy; growth opportunities; confidence in the company’s plans to deliver on its long-term financial targets; strategic transactions; and the company’s outlook, including 2022 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 pandemic, including the spread of new variants of COVID-19 such as Omicron. Important factors that could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements include, but are not limited to, uncertainty about the effectiveness of efforts by health officials and governments to control the spread of COVID-19 and inoculate and treat populations impacted by COVID-19; uncertainty about the reimposition or lessening of restrictions imposed by governments intended to mitigate the spread of COVID-19 and the magnitude, duration, geographic reach and impact on the global economy of COVID-19; the ongoing, and uncertain future, impact of the COVID-19 pandemic on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of the company’s financial results), cash flows and liquidity; risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; volatility of commodity and other input costs and availability of commodities; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the 2017 malware incident, cyberattacks or other security breaches; global or regional health pandemics or epidemics, including COVID-19; competition and the company’s response to channel shifts and pricing and other competitive pressures; promotion and protection of the company’s reputation and brand image; changes in consumer preferences and demand and the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of the company’s workforce and shifts in labor availability; consolidation of retail customers and competition with retailer and other economy brands; changes in the company’s relationships with customers, suppliers or distributors; compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions; the impact of climate change on the company’s supply chain and operations; strategic transactions; significant changes in valuation factors that may adversely affect the company’s impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting or disclosure controls and procedures; volatility of and access to capital or other markets, the effectiveness of the company’s cash management programs and the company’s liquidity; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; and the company’s ability to protect its intellectual property and intangible assets. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission (“SEC”), including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. The information included in, and any issues identified as material for purposes of, this document may not be considered material for SEC reporting purposes. In the context of this disclosure, the term “material” is distinct from, and should not be confused with, such term as defined for SEC reporting purposes.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Net revenues	$7,658	$7,298	$28,720	$26,581

Cost of sales	4,825	4,426	17,466	16,135

Gross profit	2,833	2,872	11,254	10,446
Gross profit margin	37.0%	39.4%	39.2%	39.3%

Selling, general and administrative expenses	1,670	1,624	6,263	6,098

Asset impairment and exit costs	(74)	48	212	301

Loss/(gain) on acquisition and divestitures	1	—	(8)	—

Amortization of intangible assets	32	51	134	194

Operating income	1,204	1,149	4,653	3,853
Operating income margin	15.7%	15.7%	16.2%	14.5%

Benefit plan non-service income	(28)	(36)	(163)	(138)

Interest and other expense, net	89	244	447	608

Earnings before income taxes	1,143	941	4,369	3,383

Income tax provision	(238)	(344)	(1,190)	(1,224)
Effective tax rate	20.8%	36.6%	27.2%	36.2%
(Loss)/gain on equity method investment transactions	(3)	452	742	989
Equity method investment net earnings	103	110	393	421

Net earnings	1,005	1,159	4,314	3,569

Noncontrolling interest earnings	(2)	(3)	(14)	(14)

Net earnings attributable to Mondelēz International	$1,003	$1,156	$4,300	$3,555

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.72	$0.81	$3.06	$2.48

Diluted earnings per share attributable to Mondelēz International	$0.71	$0.80	$3.04	$2.47

Average shares outstanding:
Basic	1,396	1,429	1,403	1,431
Diluted	1,405	1,439	1,413	1,441

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$3,546	$3,619
Trade receivables	2,337	2,297
Other receivables	851	657
Inventories, net	2,708	2,647
Other current assets	900	759

Total current assets	10,342	9,979
Property, plant and equipment, net	8,658	9,026
Operating lease right of use assets	613	638
Goodwill	21,978	21,895
Intangible assets, net	18,291	18,482
Prepaid pension assets	1,009	672
Deferred income taxes	541	790
Equity method investments	5,289	6,036
Other assets	371	292

TOTAL ASSETS	$67,092	$67,810

LIABILITIES
Short-term borrowings	$216	$29
Current portion of long-term debt	1,746	2,741
Accounts payable	6,730	6,209
Accrued marketing	2,097	2,130
Accrued employment costs	822	834
Other current liabilities	2,397	3,216

Total current liabilities	14,008	15,159
Long-term debt	17,550	17,276
Long-term operating lease liabilities	459	470
Deferred income taxes	3,444	3,346
Accrued pension costs	681	1,257
Accrued postretirement health care costs	301	346
Other liabilities	2,326	2,302

TOTAL LIABILITIES	38,769	40,156
EQUITY
Common Stock	—	—
Additional paid-in capital	32,097	32,070
Retained earnings	30,806	28,402
Accumulated other comprehensive losses	(10,624)	(10,690)
Treasury stock	(24,010)	(22,204)

Total Mondelēz International Shareholders’ Equity	28,269	27,578
Noncontrolling interest	54	76

TOTAL EQUITY	28,323	27,654

TOTAL LIABILITIES AND EQUITY	$67,092	$67,810

	December 31, 2021	December 31, 2020	Incr/ (Decr)
Short-term borrowings	$216	$29	$187
Current portion of long-term debt	1,746	2,741	(995)
Long-term debt	17,550	17,276	274

Total Debt	19,512	20,046	(534)
Cash and cash equivalents	3,546	3,619	(73)

Net Debt (1)	$15,966	$16,427	$(461)

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2021	2020
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$4,314	$3,569
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	1,113	1,116
Stock-based compensation expense	121	126
Deferred income tax provision/(benefit)	205	(70)
Asset impairments and accelerated depreciation	128	136
Loss on early extinguishment of debt	110	185
Net gain on acquisition and divestitures	(8)	—
Gain on equity method investment transactions	(742)	(989)
Equity method investment net earnings	(393)	(421)
Distributions from equity method investments	172	246
Other non-cash items, net	(230)	243
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(197)	59
Inventories, net	(170)	(24)
Accounts payable	702	436
Other current assets	(169)	(207)
Other current liabilities	(502)	(208)
Change in pension and postretirement assets and liabilities, net	(313)	(233)

Net cash provided by/(used in) operating activities	4,141	3,964

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(965)	(863)
Acquisitions, net of cash received	(833)	(1,136)
Proceeds from divestitures including equity method investments	1,539	2,489
Other	233	10

Net cash provided by/(used in) investing activities	(26)	500

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	—	677
Repayments of commercial paper, maturities greater than 90 days	—	(1,174)
Net issuances/(repayments) of other short-term borrowings	194	(2,116)
Long-term debt proceeds	5,921	7,213
Long-term debt repayments	(6,247)	(3,878)
Repurchase of Common Stock	(2,110)	(1,390)
Dividends paid	(1,826)	(1,678)
Other	(1)	131

Net cash provided by/(used in) financing activities	(4,069)	(2,215)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(143)	73

Cash, Cash Equivalents and Restricted Cash
(Decrease) / increase	(97)	2,322
Balance at beginning of period	3,650	1,328

Balance at end of period	$3,553	$3,650

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the second quarter of 2021, the company added to the non-GAAP definitions the exclusion of initial impacts from enacted tax law changes. In the third quarter of 2021, the company also added the exclusion of contingent consideration adjustments and the mark-to-market impacts from equity method investment derivative contracts.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; and mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; impact from pension participation changes; initial impacts from enacted tax law changes; and costs associated with the JDE Peet’s transaction. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on equity method investment transactions; net earnings from divestitures; and gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and twelve months ended December 31, 2021 and December 31, 2020. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses (including the partial or full sale of an equity method investment—discussed separately below under the gains and losses on equity method investment transactions section) and exits of major product lines upon completion of a sale or licensing agreement. As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within the company’s non-GAAP results the following quarter.

•

The company’s non-GAAP results include the impacts from the 2020 partial sales of its equity method investments in KDP and JDE Peet’s and the second and third quarter 2021 sales of KDP shares as if the sales occurred at the beginning of all periods presented. See the section on gains/losses on equity method transactions below for more information.

•

On November 1, 2021, the company completed the sale of MaxFoods Pty Ltd, an Australian packaged seafood business that it had acquired as part of its acquisition of Gourmet Food Holdings Pty Ltd (“Gourmet Food”). The sales price was $57 million Australian dollars ($41 million), net of cash divested with the business, and the company recorded an immaterial loss on the transaction. The packaged seafood business added incremental net revenues of $35 million in 2021 and operating income of $5 million during 2021.

Acquisitions, Acquisition-related costs and Acquisition integration costs

During the third quarter of 2021, the company began to exclude the impact of certain adjustments made to its acquisition contingent consideration liabilities that were recorded at the date of acquisition. The company made this adjustment to better facilitate comparisons of its underlying operating performance across periods.

On January 3, 2022, the company acquired 100% of equity of Chipita S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company’s existing portfolio and advances its strategy to become the global leader in broader snacking. The company incurred acquisition-related costs of $6 million in the twelve months ended December 31, 2021. The company also incurred acquisition integration costs of $11 million in the three months and $17 million in the twelve months ended December 31, 2021, as these expenses were incurred in preparation of the acquisition.

On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The acquisition added incremental net revenues of $20 million in the three months and $49 million in the twelve months ended December 31, 2021, and operating income of $4 million in the three months and $7 million in the twelve months ended December 31, 2021. The company also incurred acquisition-related costs of $1 million in the three months and $8 million in the twelve months ended December 31, 2021.

On March 25, 2021, the company acquired a majority interest in Lion/Gemstone Topco Ltd (“Grenade”), a performance nutrition leader in the United Kingdom. The acquisition of Grenade expands the company’s position into the premium nutrition market. The acquisition added incremental net revenues of $22 million in the three months and $67 million in the twelve months ended December 31, 2021, and operating income of $2 million in the three months and $6 million in the twelve months ended December 31, 2021. The company also incurred acquisition-related costs of $2 million in the twelve months ended December 31, 2021.

On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company’s snacking portfolio in North America through growth opportunities in chocolate and other offerings in the well-being segment. The initial cash consideration paid was $229 million, net of cash received, and the company may be required to pay additional contingent consideration. The estimated fair value of the contingent consideration obligation at the acquisition date was $132 million and was determined using a Monte Carlo simulation based on forecasted future results. During the third quarter, based on latest estimates, the company recorded a $70 million reduction to the liability as recent economic and market conditions related to COVID and supply chain challenges in the U.S. have impacted the pace of growth. This reduction was recorded in selling, general and administrative expenses. As a result of acquiring the remaining equity interest, the company consolidated the operation and recorded a pre-tax gain of $9 million ($7 million after-tax) related to stepping up the company’s previously-held $8 million (7%) investment to fair value. The acquisition added incremental net revenues of $11 million in the three months and $38 million in the twelve months ended December 31, 2021, and an operating loss of $6 million in the three months and operating income (inclusive of the adjustment to the contingent consideration liability) of $44 million in the twelve months ended December 31, 2021. The company also incurred acquisition-related costs of $9 million in the twelve months ended December 31, 2021.

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The acquisition added incremental net revenues of $106 million and operating income of $6 million in 2021. The company incurred acquisition-integrations costs of $3 million in the three months and $6 million in the twelve months ended December 31, 2021. The company also incurred acquisition-related costs of $15 million in the twelve months ended December 31, 2020.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded a net credit within restructuring costs of $96 million, due to gains on sale of assets, primarily real estate, included in the restructuring program in the three months and recorded restructuring charges of $154 million in the twelve months ended December 31, 2021 and $45 million in the three months and $156 million in the twelve months ended December 31, 2020 within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $35 million in the three months and $167 million in the twelve months ended December 31, 2021 and $66 million in the three months and $207 million in the twelve months ended December 31, 2020.

Intangible asset impairment charges

In 2021, the company recorded $32 million of intangible asset impairment charges related to one biscuit brand in North America. The company continues to monitor its brand performance, particularly in light of the significant uncertainty due to the COVID-19 pandemic and related impacts to our business. If a brand’s earnings expectations, including the timing of the expected recovery from the COVID-19 pandemic impacts, are not met or specific valuation factors outside of the company’s control, such as discount rates, change significantly, then a brand or brands could become impaired in the future. In 2020, we recorded $144 million of impairment charges for gum, chocolate, biscuits and candy brands of $83 million in North America, $53 million in Europe, $5 million in AMEA and $3 million in Latin America. The impairment charges were recorded within asset impairment and exit costs.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity, forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company’s operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded net unrealized gains on commodity, forecasted currency and equity method transaction derivatives of $9 million in the three months and $277 million in the twelve months ended December 31, 2021, and recorded net unrealized gains of $57 million in the three months and $19 million in the twelve months ended December 31, 2020.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinean subsidiaries and changed their functional currency from the Argentinean peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinean peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded remeasurement losses of $3 million in the three months and $13 million in the twelve months ended December 31, 2021, and $2 million in the three months and $9 million in the twelve months ended December 31, 2020 related to the revaluation of the Argentinean peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

During the third quarter of 2021, the company terminated its Defined Benefit Pension Scheme in Nigeria. During the second quarter of 2021, the company made a decision to freeze its Defined Benefit Pension Scheme in the United Kingdom. As a result of these actions, the company recognized a curtailment credit of $17 million for the twelve months ended December 31, 2021 recorded within benefit plan non-service income. In connection with the United Kingdom plan freeze, the company also incurred incentive payment charges and other expenses related to this decision of $1 million in the three months and $48 million in the twelve months ended December 31, 2021 included in operating income.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. The company recorded $3 million of accreted interest in the three months and $11 million in the twelve months ended December 31, 2021 and $2 million in the three months and $11 million in the twelve months ended December 31, 2020 on the long-term liability within interest and other expense, net. As of December 31, 2021, the remaining discounted withdrawal liability was $360 million, with $14 million recorded in other current liabilities and $346 million recorded in long-term other liabilities.

Loss on debt extinguishment and related expenses

On March 31, 2021, the company completed an early redemption of euro (€1,200 million) and U.S. dollar ($992 million) denominated notes. The company recorded $137 million of extinguishment loss and debt-related expenses within interest and other expense, net related to $110 million paid in excess of carrying value of the debt and recognizing unamortized discounts and deferred financing in earnings and $27 million foreign currency derivative loss related to the redemption payment at the time of the debt extinguishment.

On December 4, 2020, the company completed an early redemption of $391 million of U.S. dollar denominated notes. The company recorded an extinguishment loss of $31 million within interest and other expense, net primarily related to the amount the company paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing in earnings at the time of the debt extinguishment.

On October 16, 2020, the company completed a tender offer in cash and redeemed $950 million of long-term U.S. dollar-denominated notes. The company recorded a loss on debt extinguishment of approximately $154 million within interest and other expense, net related to the amount the company paid to retire the debt in excess of its carrying value and from recognizing unamortized discounts, deferred financing and unamortized forward starting swaps in earnings at the time of the debt extinguishment.

Loss related to interest rate swaps

Within interest and other expense, net, the company recognized a pre-tax loss related to forward-starting interest rate swaps of $103 million ($79 million after-tax) in the first quarter of 2020 due to the changes in related forecasted debt.

Initial impacts from enacted tax law changes

The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform. Previously, the company only excluded the initial impacts from more material tax reforms, specifically the impacts of the 2019 Swiss tax reform and 2017 U.S. tax reform. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the initial impacts from enacted tax law changes.

The company recorded a net tax expense from an increase of its deferred tax liabilities resulting from enacted tax legislation of $5 million in the three months and $100 million (mainly in the United Kingdom) in the twelve months ended December 31, 2021. The company recorded a net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation of $6 million in the three months and $36 million (mainly in the United Kingdom) in twelve months ended December 31, 2020.

Gains and losses on equity method investment transactions

Keurig Dr Pepper transactions

On August 2, 2021, the company sold approximately $14.7 million shares of KDP, which reduced its ownership interest by 1% to 5.3% of the total outstanding shares. The company received $500 million of proceeds and recorded a pre-tax gain of $248 million (or $189 million after-tax) during the third quarter of 2021.

On June 7, 2021, the company participated in a secondary offering of KDP shares and sold approximately 28.0 million shares, which reduced its ownership interest by 2% to 6.4% of the total outstanding shares. The company received $997 million of proceeds and recorded a pre-tax gain of $520 million (or $392 million after-tax) during the second quarter of 2021.

On November 17, 2020, the company participated in a secondary offering of KDP shares and sold approximately 40.0 million shares, which reduced the company’s ownership interest by 2.8% of the total outstanding shares. The company received $1,132 million of proceeds and recorded a pre-tax gain of $459 million (or $350 million after-tax) during the fourth quarter of 2020.

On September 9, 2020, the company sold approximately 12.5 million shares of KDP, which reduced its ownership interest by 0.9% of the total outstanding shares. The company received $363 million of proceeds and recorded a pre-tax gain of $154 million (or $119 million after-tax) during the third quarter of 2020.

On August 3, 2020, the company sold approximately 14.1 million shares of KDP, which reduced its ownership interest by 1.0% of the total outstanding shares. The company received $414 million of proceeds and recorded a pre-tax gain of $181 million (or $139 million after-tax) during the third quarter of 2020.

On March 4, 2020, the company participated in a secondary offering of KDP shares and sold approximately 6.8 million shares, which reduced its ownership interest by 0.5% of total outstanding shares. The company received $185 million of proceeds and recorded a pre-tax gain of $71 million (or $54 million after-tax) during the three months ended March 31, 2020.

The company considers these ownership reductions partial divestitures of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

JDE Peet’s transaction

In May 2020, JDE Peet’s B.V. (renamed JDE Peet’s N.V. immediately prior to Settlement (as defined below), “JDE Peet’s”) consummated the offering, listing and trading of its ordinary shares on Euronext Amsterdam, a regulated market operated by Euronext Amsterdam N.V. In connection with this transaction, JDE Peet’s and the selling shareholders, including the company, agreed to sell at a price of €31.50 per ordinary share a total of approximately 82.1 million ordinary shares, including ordinary shares subject to an over-allotment option. The ordinary shares were listed and first traded on May 29, 2020, and payment for, and delivery of, the ordinary shares sold in the offering (excluding ordinary shares subject to the over-allotment option) took place on June 2, 2020 (“Settlement”).

Prior to Settlement, the company exchanged its 26.4% ownership interest in JDE for a 26.5% equity interest in JDE Peet’s. The company did not invest new capital in connection with the transaction and the exchange was accounted for as a change in interest transaction. Upon Settlement, the company sold approximately 9.7 million of its ordinary shares in JDE Peet’s in the offering for gross proceeds of €304 million ($343 million). The company subsequently sold approximately 1.4 million additional shares and received gross proceeds of €46 million ($51 million) upon exercise of the over-allotment option. Following Settlement and the exercise of the over-allotment option, the company held a 22.9% equity interest in JDE Peet’s. During the second quarter of 2020, the company recorded a preliminary gain of $121 million, net of $33 million released from accumulated other comprehensive losses, and incurred $48 million of transaction costs. The company also incurred a $261 million tax expense. During the third quarter of 2020, the company increased its preliminary gain by $10 million to $131 million. During the fourth quarter of 2020, the company recorded a $7 million loss related to a minor dilution of its ownership percentage and reduced its tax expense by $11 million to $250 million. In addition, the company considers the ownership reduction a partial divestiture of its equity method investment in JDE Peet’s. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from JDE Peet’s, did not change from what was previously reported.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs and restructuring program costs.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2022 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2022 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2022 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2022 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America	AMEA		Europe	North America		Mondelēz International
For the Three Months Ended December 31, 2021
Reported (GAAP)	$708	$1,639		$3,121	$2,190		$7,658
Divestitures	—	(5)		—	—		(5)
Acquisitions	—	(21)		(22)	(11)		(54)
Currency	46	7		51	(8)		96

Organic (Non-GAAP)	$754	$1,620		$3,150	$2,171		$7,695

For the Three Months Ended December 31, 2020
Reported (GAAP)	$630	$1,531		$2,959	$2,178		$7,298
Divestitures	—	—		—	—		—

Organic (Non-GAAP)	$630	$1,531		$2,959	$2,178		$7,298

% Change
Reported (GAAP)	12.4%	7.1%		5.5%	0.6%		4.9%
Divestitures	— pp	(0.4	)pp	— pp	— pp		— pp
Acquisitions	—	(1.4)		(0.7)	(0.5)		(0.8)
Currency	7.3	0.5		1.7	(0.4)		1.3

Organic (Non-GAAP)	19.7%	5.8%		6.5%	(0.3)%		5.4%

Vol/Mix	4.6 pp	4.6 pp		4.6 pp	(1.2	)pp	2.8 pp
Pricing	15.1	1.2		1.9	0.9		2.6

	Latin America	AMEA		Europe	North America		Mondelēz International
For the Twelve Months Ended December 31, 2021
Reported (GAAP)	$2,797	$6,465		$11,156	$8,302		$28,720
Divestitures	—	(35)		—	—		(35)
Acquisitions	—	(47)		(63)	(144)		(254)
Currency	186	(222)		(376)	(50)		(462)

Organic (Non-GAAP)	$2,983	$6,161		$10,717	$8,108		$27,969

For the Twelve Months Ended December 31, 2020
Reported (GAAP)	$2,477	$5,740		$10,207	$8,157		$26,581
Divestitures	—	—		—	—		—

Organic (Non-GAAP)	$2,477	$5,740		$10,207	$8,157		$26,581

% Change
Reported (GAAP)	12.9%	12.6%		9.3%	1.8%		8.0%
Divestitures	— pp	(0.6	)pp	— pp	— pp		(0.1	)pp
Acquisitions	—	(0.9)		(0.6)	(1.8)		(1.0)
Currency	7.5	(3.8)		(3.7)	(0.6)		(1.7)

Organic (Non-GAAP)	20.4%	7.3%		5.0%	(0.6)%		5.2%

Vol/Mix	6.8 pp	5.3 pp		3.6 pp	(1.6	)pp	2.6 pp
Pricing	13.6	2.0		1.4	1.0		2.6

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets		Mondelēz International
For the Three Months Ended December 31, 2021
Reported (GAAP)	$2,692	$4,966		$7,658
Divestitures	—	(5)		(5)
Acquisitions	—	(54)		(54)
Currency	56	40		96

Organic (Non-GAAP)	$2,748	$4,947		$7,695

For the Three Months Ended December 31, 2020
Reported (GAAP)	$2,474	$4,824		$7,298
Divestitures	—	—		—

Organic (Non-GAAP)	$2,474	$4,824		$7,298

% Change
Reported (GAAP)	8.8%	2.9%		4.9%
Divestitures	— pp	(0.1	)pp	— pp
Acquisitions	—	(1.2)		(0.8)
Currency	2.3	0.9		1.3

Organic (Non-GAAP)	11.1%	2.5%		5.4%

Vol/Mix	5.8 pp	1.3 pp		2.8 pp
Pricing	5.3	1.2		2.6

	Emerging Markets	Developed Markets		Mondelēz International
For the Twelve Months Ended December 31, 2021
Reported (GAAP)	$10,132	$18,588		$28,720
Divestitures	—	(35)		(35)
Acquisitions	—	(254)		(254)
Currency	74	(536)		(462)

Organic (Non-GAAP)	$10,206	$17,763		$27,969

For the Twelve Months Ended December 31, 2020
Reported (GAAP)	$9,097	$17,484		$26,581
Divestitures	—	—		—

Organic (Non-GAAP)	$9,097	$17,484		$26,581

% Change
Reported (GAAP)	11.4%	6.3%		8.0%
Divestitures	— pp	(0.2	)pp	(0.1	)pp
Acquisitions	—	(1.4)		(1.0)
Currency	0.8	(3.1)		(1.7)

Organic (Non-GAAP)	12.2%	1.6%		5.2%

Vol/Mix	6.6 pp	0.6 pp		2.6 pp
Pricing	5.6	1.0		2.6

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,658	$2,833	37.0%	$1,204	15.7%
Simplify to Grow Program	—	22		(62)
Mark-to-market (gains)/losses from derivatives	—	(9)		(9)
Acquisition integration costs and contingent consideration adjustments	—	(1)		14
Acquisition-related costs	—	—		1
Divestiture-related costs	—	—		22
Operating income from divestitures	(5)	(1)		—
Loss on divestiture	—	—		1
Remeasurement of net monetary position	—	—		3
Impact from pension participation changes	—	—		1
Rounding	—	1		—

Adjusted (Non-GAAP)	$7,653	$2,845	37.2%	$1,175	15.4%

Currency		35		11

Adjusted @ Constant FX (Non-GAAP)		$2,880		$1,186

	For the Three Months Ended December 31, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,298	$2,872	39.4%	$1,149	15.7%
Simplify to Grow Program	—	42		112
Mark-to-market (gains)/losses from derivatives	—	(56)		(58)
Acquisition integration costs	—	1		2
Remeasurement of net monetary position	—	—		2
Impact from resolution of tax matters	—	—		(20)
Rounding	—	—		1

Adjusted (Non-GAAP)	$7,298	$2,859	39.2%	$1,188	16.3%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$(39)		$55
$ Change - Adjusted (Non-GAAP)		(14)		(13)
$ Change - Adjusted @ Constant FX (Non-GAAP)		21		(2)

% Change - Reported (GAAP)		(1.4)%		4.8%
% Change - Adjusted (Non-GAAP)		(0.5)%		(1.1)%
% Change - Adjusted @ Constant FX (Non-GAAP)		0.7%		(0.2)%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$28,720	$11,254	39.2%	$4,653	16.2%
Simplify to Grow Program	—	114		319
Intangible asset impairment charges	—	—		32
Mark-to-market (gains)/losses from derivatives	—	(279)		(279)
Acquisition integration costs and contingent consideration adjustments	—	1		(40)
Acquisition-related costs	—	—		25
Divestiture-related costs	—	—		22
Operating income from divestitures	(35)	(5)		(5)
Net gain on acquisition and divestitures	—	—		(8)
Remeasurement of net monetary position	—	—		13
Impact from pension participation changes	—	20		48
Impact from resolution of tax matters	—	—		(5)
Rounding	—	1		—

Adjusted (Non-GAAP)	$28,685	$11,106	38.7%	$4,775	16.6%

Currency		(209)		(118)

Adjusted @ Constant FX (Non-GAAP)		$10,897		$4,657

	For the Twelve Months Ended December 31, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$26,581	$10,446	39.3%	$3,853	14.5%
Simplify to Grow Program	—	90		360
Intangible asset impairment charges	—	—		144
Mark-to-market (gains)/losses from derivatives	—	(16)		(16)
Acquisition integration costs	—	1		4
Acquisition-related costs	—	—		15
Divestiture-related costs	—	—		4
Costs associated with JDE Peet’s transaction	—	—		48
Remeasurement of net monetary position	—	—		9
Impact from resolution of tax matters	—	—		(20)

Adjusted (Non-GAAP)	$26,581	$10,521	39.6%	$4,401	16.6%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$808		$800
$ Change - Adjusted (Non-GAAP)		585		374
$ Change - Adjusted @ Constant FX (Non-GAAP)		376		256

% Change - Reported (GAAP)		7.7%		20.8%
% Change - Adjusted (Non-GAAP)		5.6%		8.5%
% Change - Adjusted @ Constant FX (Non-GAAP)		3.6%		5.8%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,204	$(28)	$89	$1,143	$238	20.8%	$3	$(103)	$2	$1,003	$0.71
Simplify to Grow Program	(62)	(1)	—	(61)	(15)		—	—	—	(46)	(0.03)
Mark-to-market (gains)/losses from derivatives	(9)	—	—	(9)	(2)		—	—	—	(7)	—
Acquisition integration costs and contingent consideration adjustments	14	—	—	14	2		—	—	—	12	0.01
Acquisition-related costs	1	—	—	1	—		—	—	—	1	—
Divestiture-related costs	22	—	—	22	8		—	—	—	14	0.01
Loss on divestiture	1	—	—	1	(1)		—	—	—	2	—
Remeasurement of net monetary position	3	—	—	3	—		—	—	—	3	—
Impact from pension participation changes	1	—	(3)	4	—		—	—	—	4	—
Initial impacts from enacted tax law changes	—	—	—	—	(5)		—	—	—	5	—
Loss on equity method investment transactions	—	—	—	—	—		(3)	—	—	3	—
Equity method investee items	—	—	—	—	1		—	(11)	—	10	0.01

Adjusted (Non-GAAP)	$1,175	$(29)	$86	$1,118	$226	20.2%	$—	$(114)	$2	$1,004	$0.71

Currency										14	0.01

Adjusted @ Constant FX (Non-GAAP)										$1,018	$0.72

Diluted Average Shares Outstanding											1,405

	For the Three Months Ended December 31, 2020
	Operating Income	Benefit plan non -service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,149	$(36)	$244	$941	$344	36.6%	$(452)	$(110)	$3	$1,156	$0.80
Simplify to Grow Program	112	1	—	111	26		—	—	—	85	0.06
Mark-to-market (gains)/losses from derivatives	(58)	—	(1)	(57)	(13)		—	—	—	(44)	(0.03)
Acquisition integration costs	2	—	—	2	2		—	—	—	—	—
Net earnings from divestitures	—	—	—	—	(6)		—	27	—	(21)	(0.01)
Costs associated with JDE Peet’s transaction	—	—	—	—	11		—	—	—	(11)	(0.01)
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
Impact from pension participation changes	—	—	(2)	2	—		—	—	—	2	—
Impact from resolution of tax matters	(20)	—	28	(48)	(16)		—	—	—	(32)	(0.02)
Loss on debt extinguishment and related expenses	—	—	(185)	185	46		—	—	—	139	0.10
Initial impacts from enacted tax law changes	—	—	—	—	(6)		—	—	—	6	—
Gain on equity method investment transactions	—	—	—	—	(108)		452	—	—	(344)	(0.24)
Equity method investee items	—	—	—	—	—		—	(14)	—	14	0.01
Rounding	1	—	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$1,188	$(35)	$84	$1,139	$280	24.6%	$—	$(97)	$3	$953	$0.66

Diluted Average Shares Outstanding											1,439

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Twelve Months Ended December 31, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$4,653	$(163)	$447	$4,369	$1,190	27.2%	$(742)	$(393)	$14	$4,300	$3.04
Simplify to Grow Program	319	(2)	—	321	83		—	—	—	238	0.17
Intangible asset impairment charges	32	—	—	32	8		—	—	—	24	0.02
Mark-to-market (gains)/losses from derivatives	(279)	—	(4)	(275)	(44)		2	—	—	(233)	(0.17)
Acquisition integration costs and contingent consideration adjustments	(40)	—	—	(40)	(12)		—	—	—	(28)	(0.02)
Acquisition-related costs	25	—	—	25	4		—	—	—	21	0.01
Divestiture-related costs	22	—	—	22	8		—	—	—	14	0.01
Net earnings from divestitures	(5)	—	—	(5)	(9)		—	29	—	(25)	(0.02)
Net gain on acquisition and divestitures	(8)	—	—	(8)	(3)		—	—	—	(5)	—
Remeasurement of net monetary position	13	—	—	13	—		—	—	—	13	0.01
Impact from pension participation changes	48	17	(11)	42	8		—	—	—	34	0.02
Impact from resolution of tax matters	(5)	—	2	(7)	(1)		—	—	—	(6)	—
Loss on debt extinguishment and related expenses	—	—	(137)	137	34		—	—	—	103	0.07
Initial impacts from enacted tax law changes	—	—	—	—	(100)		—	—	—	100	0.07
Gain on equity method investment transactions	—	—	—	—	(184)		740	—	—	(556)	(0.39)
Equity method investee items	—	—	—	—	4		—	(68)	—	64	0.05

Adjusted (Non-GAAP)	$4,775	$(148)	$297	$4,626	$986	21.3%	$—	$(432)	$14	$4,058	$2.87

Currency										(118)	(0.08)

Adjusted @ Constant FX (Non-GAAP)										$3,940	$2.79

Diluted Average Shares Outstanding											1,413

	For the Twelve Months Ended December 31, 2020
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,853	$(138)	$608	$3,383	$1,224	36.2%	$(989)	$(421)	$14	$3,555	$2.47
Simplify to Grow Program	360	(3)	—	363	81		—	—	—	282	0.20
Intangible asset impairment charges	144	—	—	144	33		—	—	—	111	0.08
Mark-to-market (gains)/losses from derivatives	(16)	—	3	(19)	(8)		—	—	—	(11)	(0.01)
Acquisition integration costs	4	—	—	4	2		—	—	—	2	—
Acquisition-related costs	15	—	—	15	—		—	—	—	15	0.01
Divestiture-related costs	4	—	—	4	—		—	—	—	4	—
Net earnings from divestitures	—	—	—	—	(26)		—	117	—	(91)	(0.07)
Costs associated with JDE Peet’s transaction	48	—	—	48	(250)		—	—	—	298	0.20
Remeasurement of net monetary position	9	—	—	9	—		—	—	—	9	0.01
Impact from pension participation changes	—	—	(11)	11	2		—	—	—	9	0.01
Impact from resolution of tax matters	(20)	—	28	(48)	(16)		—	—	—	(32)	(0.02)
Loss related to interest rate swaps	—	—	(103)	103	24		—	—	—	79	0.05
Loss on debt extinguishment and related expenses	—	—	(185)	185	46		—	—	—	139	0.10
Initial impacts from enacted tax law changes	—	—	—	—	(36)		—	—	—	36	0.02
Gain on equity method investment transactions	—	—	—	—	(202)		989	—	—	(787)	(0.55)
Equity method investee items	—	—	—	—	4		—	(80)	—	76	0.06

Adjusted (Non-GAAP)	$4,401	$(141)	$340	$4,202	$878	20.9%	$—	$(384)	$14	$3,694	$2.56

Diluted Average Shares Outstanding											1,441

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,
	2021	2020	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.71	$0.80	$(0.09)	(11.3)%
Simplify to Grow Program	(0.03)	0.06	(0.09)
Mark-to-market (gains)/losses from derivatives	—	(0.03)	0.03
Acquisition integration costs and contingent consideration adjustments	0.01	—	0.01
Divestiture-related costs	0.01	—	0.01
Net earnings from divestitures	—	(0.01)	0.01
Costs associated with JDE Peet’s transaction	—	(0.01)	0.01
Impact from resolution of tax matters	—	(0.02)	0.02
Loss on debt extinguishment and related expenses	—	0.10	(0.10)
Gain on equity method investment transactions	—	(0.24)	0.24
Equity method investee items	0.01	0.01	—

Adjusted EPS (Non-GAAP)	$0.71	$0.66	$0.05	7.6%
Impact of unfavorable currency	0.01	—	0.01

Adjusted EPS @ Constant FX (Non-GAAP)	$0.72	$0.66	$0.06	9.1%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$—
Change in benefit plan non-service income			—
Change in interest and other expense, net			—
Change in equity method investment net earnings			0.01
Change in income taxes			0.03
Change in shares outstanding			0.02

			$0.06

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Twelve Months Ended December 31,
	2021	2020	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$3.04	$2.47	$0.57	23.1%
Simplify to Grow Program	0.17	0.20	(0.03)
Intangible asset impairment charges	0.02	0.08	(0.06)
Mark-to-market (gains)/losses from derivatives	(0.17)	(0.01)	(0.16)
Acquisition integration costs and contingent consideration adjustments	(0.02)	—	(0.02)
Acquisition-related costs	0.01	0.01	—
Divestiture-related costs	0.01	—	0.01
Net earnings from divestitures	(0.02)	(0.07)	0.05
Costs associated with JDE Peet’s transaction	—	0.20	(0.20)
Remeasurement of net monetary position	0.01	0.01	—
Impact from pension participation changes	0.02	0.01	0.01
Impact from resolution of tax matters	—	(0.02)	0.02
Loss related to interest rate swaps	—	0.05	(0.05)
Loss on debt extinguishment and related expenses	0.07	0.10	(0.03)
Initial impacts from enacted tax law changes	0.07	0.02	0.05
Gain on equity method investment transactions	(0.39)	(0.55)	0.16
Equity method investee items	0.05	0.06	(0.01)

Adjusted EPS (Non-GAAP)	$2.87	$2.56	$0.31	12.1%
Impact of favorable currency	(0.08)	—	(0.08)

Adjusted EPS @ Constant FX (Non-GAAP)	$2.79	$2.56	$0.23	9.0%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.14
Change in benefit plan non-service income			—
Change in interest and other expense, net			0.02
Change in equity method investment net earnings			0.03
Change in income taxes			(0.01)
Change in shares outstanding			0.05

			$0.23

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2021
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$708		$1,639		$3,121		$2,190		$—	$—	$—	$—	$7,658
Divestitures	—		(5)		—		—		—	—	—	—	(5)

Adjusted (Non-GAAP)	$708		$1,634		$3,121		$2,190		$—	$—	$—	$—	$7,653

Operating Income
Reported (GAAP)	$40		$212		$614		$439		$9	$(76)	$(32)	$(2)	$1,204
Simplify to Grow Program	5		4		3		(78)		—	4	—	—	(62)
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(9)	—	—	—	(9)
Acquisition integration costs and contingent consideration adjustments	—		1		10		1		—	2	—	—	14
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Divestiture-related costs	22		—		—		—		—	—	—	—	22
Loss on divestiture	—		—		—		—		—	—	—	1	1
Remeasurement of net monetary position	3		—		—		—		—	—	—	—	3
Impact from pension participation changes	—		—		1		—		—	—	—	—	1

Adjusted (Non-GAAP)	$70		$217		$628		$362		$—	$(70)	$(32)	$—	$1,175
Currency	4		2		15		(1)		—	(10)	1	—	11

Adjusted @ Constant FX (Non-GAAP)	$74		$219		$643		$361		$—	$(80)	$(31)	$—	$1,186

% Change - Reported (GAAP)	0.0%		2.9%		7.0%		11.1%		n/m	(4.1)%	37.3%	n/m	4.8%
% Change - Adjusted (Non-GAAP)	79.5%		0.9%		2.6%		(20.1)%		n/m	12.5%	37.3%	n/m	(1.1)%
% Change - Adjusted @ Constant FX (Non-GAAP)	89.7%		1.9%		5.1%		(20.3)%		n/m	0.0%	39.2%	n/m	(0.2)%

Operating Income Margin
Reported %	5.6%		12.9%		19.7%		20.0%						15.7%
Reported pp change	(0.7	)pp	(0.6	)pp	0.3	pp	1.9	pp					— pp
Adjusted %	9.9%		13.3%		20.1%		16.5%						15.4%
Adjusted pp change	3.7	pp	(0.7	)pp	(0.6	)pp	(4.3	)pp					(0.9	)pp

	For the Three Months Ended December 31, 2020
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$630	$1,531	$2,959	$2,178	$—	$—	$—	$—	$7,298
Divestitures	—	—	—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$630	$1,531	$2,959	$2,178	$—	$—	$—	$—	$7,298

Operating Income
Reported (GAAP)	$40	$206	$574	$395	$58	$(73)	$(51)	$—	$1,149
Simplify to Grow Program	17	9	38	56	—	(8)	—	—	112
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(58)	—	—	—	(58)
Acquisition integration costs	—	—	—	2	—	—	—	—	2
Remeasurement of net monetary position	2	—	—	—	—	—	—	—	2
Impact from resolution of tax matters	(20)	—	—	—	—	—	—	—	(20)
Rounding	—	—	—	—	—	1	—	—	1

Adjusted (Non-GAAP)	$39	$215	$612	$453	$—	$(80)	$(51)	$—	$1,188

Operating Income Margin
Reported %	6.3%	13.5%	19.4%	18.1%					15.7%
Adjusted %	6.2%	14.0%	20.7%	20.8%					16.3%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2021
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,797		$6,465		$11,156		$8,302		$—	$—	$—	$—	$28,720
Divestitures	—		(35)		—		—		—	—	—	—	(35)

Adjusted (Non-GAAP)	$2,797		$6,430		$11,156		$8,302		$—	$—	$—	$—	$28,685

Operating Income
Reported (GAAP)	$261		$1,054		$2,092		$1,371		$279	$(253)	$(134)	$(17)	$4,653
Simplify to Grow Program	16		(7)		37		250		—	23	—	—	319
Intangible asset impairment charges	—		—		—		32		—	—	—	—	32
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(279)	—	—	—	(279)
Acquisition integration costs and contingent consideration adjustments	—		1		16		(59)		—	2	—	—	(40)
Acquisition-related costs	—		—		—		—		—	—	—	25	25
Divestiture-related costs	22		—		—		—		—	—	—	—	22
Operating income from divestitures	—		(5)		—		—		—	—	—	—	(5)
Net gain on acquisition and divestitures	—		—		—		—		—	—	—	(8)	(8)
Remeasurement of net monetary position	13		—		—		—		—	—	—	—	13
Impact from pension participation changes	—		—		48		—		—	—	—	—	48
Impact from resolution of tax matters	(5)		—		—		—		—	—	—	—	(5)

Adjusted (Non-GAAP)	$307		$1,043		$2,193		$1,594		$—	$(228)	$(134)	$—	$4,775
Currency	23		(48)		(85)		(9)		—	(4)	5	—	(118)

Adjusted @ Constant FX (Non-GAAP)	$330		$995		$2,108		$1,585		$—	$(232)	$(129)	$—	$4,657

% Change - Reported (GAAP)	38.1%		28.4%		17.9%		(13.6)%		n/m	22.4%	30.9%	n/m	20.8%
% Change - Adjusted (Non-GAAP)	34.1%		19.1%		12.0%		(9.9)%		n/m	3.8%	30.9%	n/m	8.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	44.1%		13.6%		7.7%		(10.4)%		n/m	2.1%	33.5%	n/m	5.8%

Operating Income Margin
Reported %	9.3%		16.3%		18.8%		16.5%						16.2%
Reported pp change	1.7	pp	2.0	pp	1.4	pp	(3.0	)pp					1.7 pp
Adjusted %	11.0%		16.2%		19.7%		19.2%						16.6%
Adjusted pp change	1.8	pp	0.9	pp	0.5	pp	(2.5	)pp					— pp

	For the Twelve Months Ended December 31, 2020
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,477	$5,740	$10,207	$8,157	$—	$—	$—	$—	$26,581
Divestitures	—	—	—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$2,477	$5,740	$10,207	$8,157	$—	$—	$—	$—	$26,581

Operating Income
Reported (GAAP)	$189	$821	$1,775	$1,587	$16	$(326)	$(194)	$(15)	$3,853
Simplify to Grow Program	48	46	130	95	—	41	—	—	360
Intangible asset impairment charges	3	5	53	83	—	—	—	—	144
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(16)	—	—	—	(16)
Acquisition integration costs	—	—	—	4	—	—	—	—	4
Acquisition-related costs	—	—	—	—	—	—	—	15	15
Divestiture-related costs	—	4	—	—	—	—	—	—	4
Costs associated with JDE Peet’s transaction	—	—	—	—	—	48	—	—	48
Remeasurement of net monetary position	9	—	—	—	—	—	—	—	9
Impact from resolution of tax matters	(20)	—	—	—	—	—	—	—	(20)

Adjusted (Non-GAAP)	$229	$876	$1,958	$1,769	$—	$(237)	$(194)	$—	$4,401

Operating Income Margin
Reported %	7.6%	14.3%	17.4%	19.5%					14.5%
Adjusted %	9.2%	15.3%	19.2%	21.7%					16.6%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2021	2020	$ Change
Net Cash Provided by Operating Activities (GAAP)	$4,141	$3,964	$177
Capital Expenditures	(965)	(863)	(102)

Free Cash Flow (Non-GAAP)	$3,176	$3,101	$75